Exhibit 10.5.1

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

This Amendment No. 1 (the “Amendment”) is made as of this 8th day of August, 2007, by and between Dr. Pierre Emile G. Etienne (the “Employee”) and Targanta Therapeutics Corporation, a corporation formed under the laws of the State of Delaware and having its principal place of business in Cambridge, Massachusetts (the “Company”). The Company and the Employee may each hereinafter be referred to as a “Party” and together as the “Parties” hereto.

WHEREAS, the parties are subject to an Employment Agreement dated May 6, 2007 (the “Employment Agreement”), that sets forth the rights and obligations of the Parties in connection with the Company’s employment of Employee; and

WHEREAS, the Parties seek to amend the Employment Agreement as more fully set forth below;

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises and covenants contained herein, the Parties hereto agree as follows:

1. Section 6 of the Employment Agreement is hereby deleted and replaced in its entirety with the following:

6. STOCK OPTIONS. In connection with Employee’s continued employment by the Company, at the next regularly scheduled meeting of the Board of Directors or the Compensation Committee thereof, the Company will agree to amend the grant of options to purchase 300,000 shares of the Company’s common stock (the “Options”), which grant was made to the Employee on May 7, 2007 pursuant to the Company’s Amended and Restated 2005 Stock Option Plan (the “Plan”), to provide that the Options shall instead vest as follows: 75,000 of the Options shall be vested upon grant and the remaining Options shall vest quarterly over three years commencing on the three month anniversary of the date of grant, subject to acceleration in certain circumstances as further described below. The Employee shall be eligible to receive future grants of equity incentives as determined by the Board of Directors (or the Compensation Committee thereof) in its sole discretion. The Employee acknowledges that the Options were issued in replacement of the options previously granted to Employee pursuant to (i) that certain Stock Option Agreement dated July 10, 2003, between the Employee and Targanta Therapeutics, Inc. (f/k/a PhageTech, Inc.), a Canadian corporation and subsidiary of the Company (“Targanta Quebec”), for 919,656 common exchangeable shares of Targanta Quebec at an exercise price of $0.38 CDN (following the 150:1 reverse stock split, now exercisable for 61,310 shares at an exercise price of $57.00 CDN per share); and (ii) that certain Notice of Stock Option Grant dated March 29, 2006, between the Company and Employee for 400,000 shares of the Company’s common stock at an exercise price of $0.24 US (following the 150:1 reverse stock split, now exercisable for 2,667 shares at an exercise price of $36.00 US per share), which options the Employee previously agreed to tender to the Company for cancellation in exchange for the receipt of the Options described above.

2. The following is added as a new Section 10(g) of the Employment Agreement:

(f) Definition of Good Reason. For purposes of this Agreement, “Good Reason” means (i) the failure of the Company to employ Employee in his current or a substantially similar position with the same reporting relationship, without regard to title, such that his duties and responsibilities are materially diminished without his written consent (provided that he notifies the Company in writing of such diminution of duties within 45 days of the diminution); (ii) a reduction in Employee’s Base Salary and/or target annual Bonus without his written consent (unless such reduction is in connection with a proportional reduction in compensation to all or substantially all of the Company’s employees); or (iii) a requirement that Employee relocate his permanent personal residence to a location outside of the geographic vicinity of the Company’s present corporate headquarters, except that it shall not be Good Reason for Employee to terminate his employment if the Company continues to provide Employee with either a company apartment in substantially the same manner as it does at the time the Parties execute this Amendment or other reasonable company-paid accommodations in any remote location where Employee is required to regularly perform services for the Company.

3. Section 10(c) of the Employment Agreement shall be deleted and replaced with the following:

Severance Benefits Following a Change of Control. In the event that, within twenty four (24) months following a Change of Control, Employee’s employment is terminated without Cause or as a result of death or Disability, or if Employee resigns for Good Reason, then, in addition to the payments described in Section 10(a), Employee shall be entitled to receive the Severance Benefits, subject to the conditions otherwise set forth in the Employment Agreement including, without limitation, Section 10(d).

4. This Amendment may be executed in one or more counterparts and with counterpart facsimile signature pages, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same agreement.

5. This Amendment shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts, without regard to its conflicts of law principles. Any proceeding arising out of or relating to this Amendment may be brought in the state or federal courts located in the Commonwealth of Massachusetts.

6. All other aspects of the Employment Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the Parties have, on the following page, executed and sealed this Agreement on the day and year first above written.

TARGANTA THERAPEUTICS CORPORATION

By:	/s/ George Eldridge	/s/ Pierre Emile G. Etienne
	Name: George Eldridge	Dr. Pierre Emile G. Etienne
Title: Chief Financial Officer

Date: August 8, 2007		Date: August 9, 2007

Witnessed: Lee Merrill		Witnessed: Nicole Etienne